Exhibit 19

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING

AGREEMENT

This Amended And Restated Limited Liability Company Operating Agreement (this “Agreement”) is made and entered into as of this 15th day of March, 2004 by and among the Company and each of the Members whose signatures appear on the signature page hereof (the “Initial Members”). This Amended Agreement amends and supercedes that certain Limit Liability Company Operating Agreement dated July 1, 2000 (the July 2000 Agreement”) and all amendments thereto prior to the date of this Amended Agreement; and the amendments set forth herein are intended to be effective as of the date of this Amended Agreement. In consideration of the mutual covenants herein contained and for other good and valuable consideration, the Members and the Company (and each person who subsequently becomes a Member) hereby agree as follows:

ARTICLE 1. DEFINITIONS

The following terms used in this Amended Agreement shall have the following meanings (unless otherwise expressly provided herein);

1.1 Act shall mean the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, and the acts amendatory thereto.

1.2 Affiliate shall mean, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3 Amended Agreement shall mean this Amended And Restated Limited Liability Company Operating Agreement as executed and as amended from time to time.

1.4 Capital Account as of any given date shall mean the Capital Account of each Member as described in Article 8 and maintained to such date in accordance with the July 2000 Agreement or this Amended Agreement.

1.5 Capital Contribution shall mean any contribution to the capital of the Company in cash or property by a Member whenever made. “Initial Capital Contribution” shall mean the initial contribution to the capital of the Company pursuant to this Amended Agreement.

1.6 Certificate shall mean the Certificate of Formation as defined by applicable law.

1.7 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.8 Company shall mean Armstrong-Americas-I, L. L. C.

1.9 Company Property shall mean all assets (real or personal, tangible or intangible, including cash) of the Company.

1.10 Depreciation shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

1.11 Distributable Cash shall mean all cash, whether revenues or other funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; and (iii) Reserves.

1.12 Distribution shall mean any Transfer of Company Property from the Company to or for the benefit of a Member by reason of such Member’s ownership.

1.13 Entity shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

1.14 Fiscal Year shall mean each year ending June 30th.

1.15 Majority Interest shall mean one or more Voting Interests of Members which, taken together, exceed 50% of the aggregate of all Voting Interests.

1.16 Managing Member shall mean APP (as defined in Section 1.17), provided that if APP’s Membership Interest becomes less than fifty percent (50%) of all Membership Units, or APP’s Voting Interests become less than fifty percent (50%) of all Voting Interests of the Company, then ASI shall have the right to become the Managing Member.

1.17 Member shall mean each of the parties who executed a counterpart of the July 2000 Agreement as a Member (an “Initial Member”) and each Person that may hereafter becomes a Member. As of the date of execution of this Amended Agreement, the Members are Armstrong Service, Inc. (“ASI”) and Americas Power Partners, Inc. (“APP”).

1.18 Membership Interest shall mean a Member’s entire interest in the Company defined in terms of Membership Units as set out in Exhibit 8.1.

1.19 Membership Units shall mean the measure of Membership Interest, which shall relate to the total number of units issued by the Company, initially established as one hundred (100) units, as set out in Exhibit 8.1.

1.20 Person shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

1.21 Profits and Losses shall mean for each Fiscal Year of the Company an amount equal to the Company’s net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code.

1.22 Regulations shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

1.23 Reorganization shall mean the merger or conversion of the Company, or a sale or other disposition of assets of the Company, or sale or other disposition of Membership Interests, or other transaction pursuant to which a Person or Persons acquire all or substantially all of the assets of, or Membership Interests in, the Company in a single or series of related transactions, including without limitation, a merger or conversion of the Company into a corporation or other entity, whether or not such corporation or other entity has the same owners as the Company and whether or not additional capital is contributed to such corporation or other entity; provided, however, that a Reorganization shall not include the merger or conversion of the Company into a general partnership which is not a limited liability partnership.

1.24 Reserves shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts reasonably deemed sufficient by the Managing Member for working capital and for payment of taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

1.25 Sale or Sell shall mean a sale, assignment, exchange, or other transfer for consideration, pledge, hypothecation, or grant of a security interest, [or change in ownership by reason of the merger, conversion or other transformation in the identity or form of business organization of the owner, regardless of whether such change or transformation is characterized by state law as not changing the identity of the owner].

1.26 Secretary of State shall mean the Secretary of State of the State of Delaware.

1.27 Selling Member shall mean any Member who sells, assigns, or otherwise transfers for consideration all or any portion of its Membership Interest.

1.28 State shall mean the state of Delaware.

1.29 Tax Reporting Year shall be as defined in Section 10.1.

1.30 Territory shall mean the United States of America.

1.31 Transfer shall mean any Sale.

1.32 Transferring Member shall mean a Selling Member.

1.33 Unrecovered Losses shall have the meaning set forth in Section 9.1.

1.34 Voting Interest shall mean the respective voting strength of a Member stated as a percentage, which is initially established as follows:

Members	Voting Interest
Armstrong Service, Inc.	49%
Americas Power Partners, Inc.	51%

ARTICLE 2. FORMATION OF COMPANY

2.1 Formation. On June 23, 2000, the Members organized a limited liability company pursuant to the Act by executing and delivering the Certificate of Formation to the Secretary of State in accordance with and pursuant to the Act. A copy of the Certificate is attached hereto as Exhibit 2.1.

2.2 Name. The name of the Company is Armstrong-Americas-I, L.L.C., and all business of the Company shall be conducted under that name. The Company shall receive a non-exclusive, royalty-free license to use the name “Armstrong Service” and/or “Armstrong” and “Americas” or Americas Power Partners” as a service mark during the term of the Amended Agreement in accordance with the License Agreement(s) attached hereto as Exhibit 2.2. The company shall be required to remove the word “Armstrong” from its name if Armstrong ceases to be a member or interest holder in the Company and shall be required to remove the word “Americas” from its name if APP ceases to be a member or interest holder in the Company.

2.3 Principal Place of Business. The principal place of business of the Company shall be at any place or places as the Company may from time to time deem appropriate.

2.4 Registered Office and Registered Agent. The Company’s initial registered office and the name of the registered agent at such address shall be as set forth in the Certificate. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State pursuant to the Act.

2.5 Term. The Company shall continue in existence until it terminates in accordance with the provisions of this Amended Agreement or the Act.

ARTICLE 3. BUSINESS OF COMPANY

3.1 The purpose of the Company shall be: the Optimization and/or Monetization of steam, compressed air, waste water, electric power generation and related systems, and the performance of operation and maintenance services in connection with such systems (hereafter referred to as the “Services”). The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article in the Territory. The Company exists only for the purpose specified in this Article, and may not conduct any other business. The authority of the Managing Member to bind the Company shall be limited to actions necessary or convenient to this business.

ARTICLE 4. NAMES AND ADDRESSES OF MEMBERS

4.1 The names and addresses of the Initial Members are as set forth on Exhibit 4.1

ARTICLE 5. RIGHTS AND DUTIES OF THE MANAGING MEMBER

5.1 Management. The Managing Member shall have power and authority to manage the business, affairs and finances of the Company, and to make all decisions regarding those matters and to perform any and all other acts and activities customary or incident to the management of the Company’s business, provided that nothing herein shall have the effect of canceling, modifying or amending any instruments, obligations or agreements entered into by the LLC or any Member prior to the date of this Amended Agreement.

5.2 Management Representatives. The Managing Member shall appoint at least one representative who is authorized to carry out management functions of the LLC, including the execution of documents on behalf of the LLC. Each such person shall be designated as an “Authorized Representative” of the LLC. Any Member other than the Managing Member shall appoint a Member Representative for the purpose of representing the Member in all matters requiring representation.

5.3 Certain Powers of The Managing Member. Without limiting the generality of Section 5.1, the Managing Member shall have power and authority, on behalf of the Company:

(a) To acquire property from any Person. The fact that a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Managing Member from dealing with that Person;

(b) To borrow money for the Company from banks, other lending institutions, the Members or Affiliates of the Members on such terms as the Managing Member may deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in Company Property to secure repayment of the borrowed sums;

(c) To purchase liability and other insurance to protect the Company’s property and business;

(d) To hold and own any Company real and/or personal properties in the name of the Company;

(e) To invest any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(f) To execute on behalf of the Company, all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of Company Property; assignments; bills of sale; leases; partnership agreements, operating (or limited liability company) agreements of other limited liability companies; and any other instruments or documents necessary, in the reasonable opinion of the Managing Member, to the conduct of the business of the Company;

(g) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(h) To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managing Member may approve;

(i) To execute and file such other instruments, documents and certificates which may from time to time be required by the laws of the State or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid existence of the Company.

5.4 Limitation on Authority. . Notwithstanding any other provision of this Amended Agreement, the Managing Member shall not cause or commit the Company to loan funds or cause funds of the LLC to be loaned or distributed to any Member of the LLC or its/their affiliates or employees without: (i) giving ten days’ advance written notice to the other Member(s) setting forth the amount, terms and conditions of such loan or distribution, and (ii) in the case of a loan, without the LLC obtaining adequate security to ensure timely repayment.

5.5 Liability for Certain Acts.

(a) The Managing Member does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company.

(b) The Managing Member shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member (or successor thereto), except to the extent, if any, that the loss or damage shall have been the result of gross negligence, fraud, deceit, willful misconduct, or breach of this Amended Agreement.

Notwithstanding any other provision in this Amended Agreement, neither the Managing Member, nor any Member, shall take any action that legally binds ASI or APP, or any of their respective subsidiaries or affiliated companies, without the express written consent of ASI or APP as the case may be.

5.6 Members Have No Exclusive Duty to Company. The Members shall have no exclusive duty to act on behalf of the Company. Each Member may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Amended Agreement, to share or participate in any other investments or activities of any other Member. No Member shall incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture.

5.7 Bank Accounts. The Managing Member may from time to time open bank accounts in the name of the Company, and the Managing Member shall appoint the signatories thereon.

5.8 Indemnity of the Members, Employees and Other Agents.

(a) The Company shall indemnify each Member and make advances for expenses to the maximum extent permitted under the Act, except to the extent the claim for which indemnification is sought results from an act or omission for which the Member may be held liable to the Company or a Member under Section 5.5(b). The Company shall indemnify its employees and other agents of the Members to the fullest extent permitted by law.

(b) Expenses (including legal fees and expenses) incurred by any Member (but only with the approval of the Managing Member) in defending any claim, demand, action, suit or proceeding subject to subsection (a) above shall be paid by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Member to repay such amount if it shall ultimately be finally determined by a court of competent jurisdiction and not subject to appeal, that the Member is not entitled to be indemnified by the Company as authorized hereunder.

5.9 Resignation. The Managing Member may resign at any time from the role of Managing Member by giving written notice to the Members. The resignation shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice if such later date is agreed to by the Members; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation shall not affect the Managing Member’s rights as a Member.

5.10 Annual Operating Plan. By the thirtieth (30th) day of June of each year, the Managing Member shall prepare a business plan (“Annual Operating Plan”) for the Company for the next Fiscal Year, setting forth at a minimum the estimated receipts (including capital calls) and expenditures (capital, operating and other) of the Company in sufficient detail to provide an estimate of cash flow, capital proceeds and other financial requirements of the Company for such year. The Company shall implement the Annual Operating Plan and shall be authorized to make only the expenditures and incur only the obligations provided for therein. Notwithstanding the foregoing, the Managing Member may authorize any expenditure or incur any obligation, whether or not such expenditure or obligation is provided for in an Annual Operating Plan, which is the legal obligation of the Company and not within the reasonable control of the Company or the Managing Member (e.g., real or personal property taxes).

5.11 Right to Rely on the Managing Member.

(a) Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Managing Member as to:

(1) The identity of any Member or the Managing member;

(2) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Company by the Managing Member or which are in any other manner germane to the affairs of the Company;

(3) The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(4) Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

5.12 Business Policies and Procedures. The Company and the Managing Member shall adhere to the guidelines, policies, procedures, and limitations adopted from time to time by the Managing Member, which shall be in accordance with the terms of this Amended Agreement, and distributed to the Members.

ARTICLE 6. RIGHTS AND OBLIGATIONS OF MEMBERS

6.1 Limitation of Liability. Except as otherwise provided by the non-waivable provisions of the Act and by this Amended Agreement, no Member shall be liable for an obligation of the Company solely by reason of being or acting as a Member.

6.2 List of Members. Upon written request of any Member made in good faith and for a purpose reasonably related to the Member’s rights as Member under this Amended Agreement (which reason shall be set forth in the written request), the Managing Member shall provide a list showing the names, addresses and Membership Interests of all Members.

6.3 Records, Reports and Company Books.

(a) At the expense of the Company, the Managing Member shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(1) A current list of the full name and last known business, residence, or mailing address of each Member, both past and present;

(2) A copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(3) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the four (4) most recent Fiscal Years;

(4) Copies of the Company’s currently effective written Limited Liability Company Operating Agreement, copies of any writings permitted or required with respect to an Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three (3) most recent Fiscal Years;

(5) Minutes of every annual meeting, special meeting and court-ordered meeting;

(6) Any written consents obtained from Members for actions taken by Members without a meeting.

(b) The Managing Member shall maintain and preserve, during the term of the Company, all accounts, books, and other relevant Company documents in accordance with reasonable records’ retention policies, but in no event less than the periods required by applicable law. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member’s expense. The records of the Company shall be maintained on an accrual method of accounting.

6.4 Financial Reports.

(a) Annual Financial Statements. As soon as practicable, but in any event within ninety (90) days after the close of each Fiscal Year, the Company shall furnish to each Member audited statements of income, cash flow, retained earnings and changes in financial position for such Fiscal Year and a balance sheet as of the close of such Fiscal Year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding Fiscal Year, with such financial statements being certified by independent public accountants of regionally recognized standing as being in conformity with GAAP.

(b) Quarterly Financial Statements. As soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter, the Company shall furnish to each Member unaudited statements of income, cash flows, retained earnings and changes in financial position of such quarter, and for the period from the beginning of its current Fiscal Year to the end of such quarter, and an unaudited balance sheet as of the end of such quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same period or as of the same date during the preceding Fiscal Year and the current Fiscal Year to date. All such financial statements shall be prepared in accordance with GAAP.

ARTICLE 7. ACTIONS OF MEMBERS

Unless otherwise required in this Amended Agreement, actions and consents of the Members may be communicated or reflected orally, electronically or in writing, and no action need be taken at a formal meeting. Members may, but are not required to, meet from time to time on such notice, if any, as the Member convening the meeting chooses to give. Any consent required to be in writing may be evidenced by separate written counterparts. Any action of the Members shall be effective when a sufficient number of Members to take such action communicate their consent to the action of the Managing Member.

7.1 No Required Meetings. The Members may, but shall not be required to hold any annual, periodic or other formal meetings. However, meetings of the Members may be called by the Managing Member or any Member holding Voting Interests of more than 10%.

7.2 Place of Meetings. The Member or Members calling the meeting may designate any place within or without the State as the Members shall unanimously agree.

7.3 Notice of Meetings. Except as provided in Section 7.4, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten, nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the Member or Members calling the meeting, to each Member entitled to vote at such meeting.

7.4 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

7.5 Quorum. All of the Members (whether present in person or by proxy), shall constitute a quorum at any meeting of Members.

7.6 Manner of Acting. If a quorum is present, the affirmative vote of all of the Members shall be the act of the Members.

7.7 Proxies. At all meetings of Members, a Member who is qualified to vote, may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managing Member before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

7.8 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken, without a meeting if the action is evidenced by one or more written consents or approvals describing the action taken and signed by all of the Members. Action taken under this Section 7.8 is effective when Members with the requisite Membership Interests or Voting Interests, as the case may be, have signed the consent or approval, unless the consent specifies a different effective date.

7.9 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE 8. CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.1 Members’ Capital Contributions. Not later than July 14, 2000, each initial Member shall contribute such amount as is set forth in Exhibit 8.1 hereto as its share of the Initial Capital Contribution and shall receive the Membership Units as set forth in said Exhibit 8.1.

8.2 Additional Contributions. Unless otherwise agreed by the Members, any additional contributions shall be made in proportion to the Member’s Capital Account. Upon the making of any such determination, the Managing Member shall give written notice to each Member specifying the aggregate amount and such Member’s share (determined pro rata in proportion to their Capital Contribution, unless otherwise agreed) of the required additional contribution, and each Member shall deliver to the Company its share thereof no later than the date specified in the notice, but in no event earlier than (30) days following the date such notice is given. Additional Membership Units shall be issued to Members in respect of their additional capital contributions.

8.3 Maintenance of Capital Accounts. The Company shall establish and maintain a capital account for each Member. Each Member’s capital account shall be increased by (1) the amount of any money actually contributed by the Member to the capital of the Company, (2) the fair market value of any property (other than money) contributed, as determined by the Company and the Contributing Member at arm’s length at the time of contribution (net of liabilities assumed by the Company or subject to which the company takes such property, within the meaning of Section 752 of the Code), and (3) the Member’s share of net profits and of any separately allocated items of income or gain except adjustments of the Code (including income and gain exempt from tax and adjustments to income and gain as a result of a revaluation or in connection with property contributed in the manner described in Section 1.704-1(b)(2)(iv)(g) to reflect the difference between the book value and the adjusted basis of Company property, but excluding allocations of income and gain described in Section 1.704-1(b)(4)(i) of the Regulations under which such difference is reflected for tax purposes). Each Member’s capital account shall be decreased by (1) the amount of any money distributed to the Member by the Company, (2) the fair market value of any property distributed to the Member, as determined by the Company and the Member receiving the distribution at arm’s length at the time of distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property within the meaning of Section 752 of the Code), and (3) the Member’s share of net losses and of any separately allocated items of net loss (including adjustments for depreciation, depletion, amortization, and loss as a result of a revaluation or in connection with property contributed in the manner described in Section 1.704-1(b)(2)(iv)(g) to reflect the difference between the book value and the adjusted basis of Company property, but excluding allocations of depreciation, depletion, confirmation, and loss described in Section 1.704- 1 (b)(4)(i) of the Regulations under which such difference is reflected for tax purposes).

8.4 Distribution of Assets. If the Company at any time distributes any of the Company Property (other than money) in-kind to any Member, the capital account of each Member shall be adjusted to account for the Member’s allocable share of the net Profits or net Losses that would have been reached by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

8.5 Sale or Exchange of Interest. In the event of a permitted sale or exchange of some or all of a Membership Interest, the capital account of the transferring Member shall become the capital account of the assignee, to the extent it relates to the portion of the interest transferred.

8.6 Revaluation of Partnership Property. The capital accounts of the Members shall be increased or decreased to reflect a revaluation of Company profit (including intangible assets such as goodwill) on the Company’s books in connection with such revaluation. Upon such revaluation: (1) the book value of Company property shall be adjusted based on the fair market value of Company property (taking Section 7701(g) of the Code into account) on the revaluation date; (2) the unrealized income, gain, loss, or deduction inherent in such Company property (that has not been reflected in the capital accounts previously) would be allocated among the Members as if there were a taxable disposition of such Company property for such fair market value on the revaluation date.

8.7 Compliance with Section 704(b) of the Code. The provisions of this Article as they relate to the maintenance of capital accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain, and credit pursuant to Article 9 of this Amended Agreement to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of the distributions made pursuant to the Certificate and the contributions made pursuant to this Article 8. Notwithstanding anything herein to the contrary, this Amended Agreement shall not be construed as to create a deficit restoration obligation or otherwise personally obligate any Member to make a contribution in excess of the initial contribution, additional contribution, and commitment of the Member.

ARTICLE 9. ALLOCATIONS AND DISTRIBUTIONS

9.1 Accounting and Receipt/Distribution of Revenues. As long as APP is the Managing Member, all financial, accounting and related functions shall be performed by APP. All revenues derived from services performed by the Company or client utilities reimbursements provided pursuant to any contract or agreement entered into by the Company, shall be paid to and received by the Company. The financial statements of the Company will be consolidated with the financial statements of the Managing Member. The Managing Member shall be responsible for the allocation of net profits and losses and any distributions to the Members in accordance with the provisions of this Amended Agreement and specifically Exhibit 9.2.

9.2 Allocations of Net Profits and Net Losses from Operations. Except as may be required by Section 704(c) of the Code and this Article, net profits, net losses, and other items of income, gain, loss, deduction and credit shall be apportioned in accordance with the attached Exhibit 9.2.

9.3 Company Minimum Gain Chargeback. If there is a net decrease in the Company’s minimum gain for a taxable year, each Member must be allocated items of income and gain for that taxable year equal to that Member’s share of the net decrease in the Company’s minimum gain. A

Member’s share of the net decrease in the Company’s minimum gain is the amount of the total net decrease multiplied by the Member’s percentage share of the Company minimum gain at the end of the immediately preceding taxable year. A Member’s share of any decrease in the Company’s minimum gain resulting from a revaluation of Company property equals the increase in the Member’s capital account attributable to the revaluation to the extent the reduction in minimum gain is caused by the revaluation. A Member is not subject to the Company’s minimum gain charge-back requirement to the extent the Member’s share of the net decrease in the Company’s minimum gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly a recourse liability or a Member non-recourse liability, and the Member bears the economic risk of loss (within the meaning of Section 1.752-2 of the Regulations) for the newly guaranteed, refinanced, or otherwise changed liability.

9.4 Member Minimum Gain Charge-back. If during a taxable year there is a net decrease in Member minimum gain, any Member with a share of that Member minimum gain (“partner minimum gain” as determined under Section 1.704-2(i)(5) of the Regulations) as of the beginning of that taxable year must be allocated items of income and gain for that taxable year (and, if necessary, for succeeding taxable years) equal to that Member’s share of the net decrease in the Company’s minimum gain. A Member’s share of the net decrease in Member minimum gain is determined in a manner consistent with the provisions of Section 1.704-2(g)(2) of the Regulations. A Member is not subject to this Member minimum gain charge-back, however, to the extent the net decrease in Member minimum gain arises because the liability ceases to be Member non-recourse liability due to a conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a Company non-recourse liability. The amount that would otherwise be subject to the Member minimum gain charge-back is added to the Member’s share of Company minimum gain. In addition, rules consistent with those applicable to Company minimum gain shall be applied to determine the shares of Member minimum gain and the Member minimum gain charge-back to the extent provided under the Regulations issued pursuant to Section 704(b) of the Code.

9.5 Qualified Income Offset. Notwithstanding any provision of this Amended Agreement to the contrary (other than the Sections above), in the event that a deficit in a Member’s capital account is created or increased (taking into account any allocations, adjustments, or distributions described in Section 1.704-1 (b)(2)(ii)(d)(4), (5), - (6)) in excess of such Member’s share of the company’s minimum gain and the Member’s minimum gain, plus any amount that the Member is obligated to restore to the Company, such Member will be allocated items of income and gain (consisting of a pro rata portion of each item of partnership income and gain for such year) in an amount and manner sufficient to offset such offsetable decrease as quickly as possible.

9.6 Interim Distributions. From time to time, the Managing Member shall determine in its reasonable judgment to what extent, if any, the Company’s cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any. To the extent such excess exists, the Company may make distributions to the Members in proportion to their capital accounts. Such distributions shall be in cash or property (which need not be distributed proportionately) or partly in both. All interim distributions which, when made, exceed the recipient Member’s basis in that Member’s Membership Interest shall be considered advances or drawings against the Member’s distributive share of net income. To the extent it is determined at the end of the taxable year of the Company that the recipient Member has not been allocated net income that equals or exceeds the total of such advances or drawings for such year, the recipient Member shall be obligated to restore any such advances or drawings to the Company. If the recipient is unable to restore such advance within 30 days of the end of the taxable year, it shall provide written notice to all Members and the advance shall be treated as a loan bearing interest at the then applicable prime rate plus two percent with all principal and interest due one year and thirty days from the end of the taxable year in which such advance was made. Notwithstanding the foregoing sentences, the Member will not be required to restore such advances or drawings to the extent that, on the last day of the taxable year, the recipient Member’s basis in the Member’s interest in the Company has increased from the time of such advance or drawing.

9.7 Limitations on Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their capital accounts.

9.8 Priority and Return of Capital. No Member shall have priority over any other Member, either as to the return of capital contributions or to profits, losses, or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a Member has made to the Company, or any indebtedness incurred by the Company to a Member.

ARTICLE 10. TAXES

10.1 Elections. The Members may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company. It is the intent of the Members that the Tax Reporting Year will be the Fiscal Year as defined in Section 1.16.

10.2 Taxes of Taxing Jurisdictions. To the extent that the laws of any taxing jurisdiction requires, each Member (or such Members as may be required by the taxing jurisdiction) will submit an agreement indicating that the Member shall make timely income tax payments to the taxing jurisdiction and that the Member accepts personal jurisdiction of the taxing jurisdiction with regard to the collection of income taxes attributable to the Member’s income, and interest and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such taxing jurisdiction the amount of tax, penalty and interest determined under the laws of the taxing jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article 9 of this Amended Agreement. The Member may, where permitted by the rules of any taxing jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid.

10.3 Tax Matters Partner. The Managing Member shall be designated as the tax matters partner of the Company pursuant to Section 6231 (a)(7) of the Code. The tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. The tax matters partner may not take any action contemplated by Sections 6222 through 6232 of the Code. All elections permitted to be made by the Company under federal or state laws and the appointment of the tax matters partner for purposes of Code Sec. 6231 shall be made by the Managing Member, provided that notice of any such elections shall be made to the Members at least ten business days in advance of making such elections.

10.4 Returns. The Managing Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information there from, shall be sent to the members within a reasonable time after the end of each Tax Reporting Year.

ARTICLE 11. TRANSFERABILITY

11.1 General.

(a) No Member shall have the right to transfer the Member’s Membership Interest in whole or in part, directly or indirectly, without compliance with all of the requirements of this Article 11.

(b) Each Member hereby acknowledges the reasonableness of the restrictions on sale of Membership Interests imposed by this Amended Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on sale contained herein shall be specifically enforceable.

(c) In the event that any Member pledges or otherwise encumbers any of its Membership Interest as security for repayment of a liability to a Person not already bound by the terms of this Amended Agreement, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all the terms and conditions of this Article 11, and the pledging Member shall provide ten (10) days notice of such pledge or encumbrance to the Members.

11.2 Right of First Refusal.

(a) A Selling Member which desires to sell all or any portion of its Membership Interest to a third party purchaser other than a Member, without having obtained the consent of the other Members, shall obtain from such third party purchaser (“Third Party Purchaser”) a bona fide written offer to purchase such interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefore (“Third Party Offer”). The Selling Member shall give written notification (“Notice of Sale”) to the Company and the other Members (the “Remaining Members”), by certified mail or personal delivery, of its intention to so transfer such Membership Interest (the “Offered Interest”). The Notice of Sale shall be accompanied by a copy of the Third Party Offer.

(b) The Remaining Members shall have the option (“Buy Option”) to purchase all, but not less than all, of the Offered Interest, on a basis pro rata to the Capital Account of the Remaining Members exercising such option pursuant to this Section 11.2(b). The Buy Option may be exercised by one or more of the Remaining Members by giving written notification (“Buy Notice”) to the Selling Member within sixty (60) days after receiving the Notice of Sale (the “Option Period”). Each Remaining Member which timely gives a Buy Notice (“Buying Member”) shall purchase such portion of the Offered Interest which is equal to the respective Capital Accounts of all of the Buying Members. If there are no Buying Members, the Buy Option shall terminate and at any time within one hundred twenty (120) days following the expiration of the Option Period, the Selling Member shall be entitled to consummate the sale of the Offered Interest to the Third Party Purchaser or one or more of its Affiliates upon terms no less favorable than are set forth in the Third Party Offer.

(c) If there is at least one Buying Member (i) the Buying Members shall designate the time, date and place of closing, provided that the date of closing shall be within one hundred twenty (120) days after the receipt of the Buy Notice, and (ii) at the closing, the Buying Members shall purchase, and the Selling Member shall sell, the Offered Interest for an amount equal to the Purchase and in accordance with such other terms and conditions set forth in the Third Party Offer.

(d) A sale of an Offered Interest pursuant to this Section 11.2, shall be subject to Section 11.3.

11.3 Additional Conditions to Recognition of Transferee.

(a) If a Transferring Member sells a Membership Interest to a Person who is not already a Member, as a condition to recognizing the effectiveness and binding nature of such sale, the Managing Member may require the Transferring Member and the proposed successor-in-interest to execute, acknowledge and deliver to the Managing Member such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the Managing Member may deem necessary or desirable to accomplish any one or more of the following:

(1) constitute such successor-in-interest as a Member;

(2) confirm that the proposed successor-in-interest to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Amended Agreement, as the same may have been further amended;

(3) preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(4) maintain the status of the Company as a partnership for federal tax purposes; and

(5) assure compliance with any applicable state and federal laws, including securities laws and regulations.

(b) Any sale of a Membership Interest and admission of a Member in compliance with this Article 11 shall be deemed effective as of the date on which such successor-in-interest complies with Section 11.3(a). The Transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 11.

ARTICLE 12. ISSUANCE OF MEMBERSHIP INTERESTS

12.1 The Managing Member may admit new Members upon receipt of adequate capital contribution and the Company shall accept such capital contribution and other consideration in exchange for existing or additional Membership Units as the Managing Member reasonably determines is appropriate and acceptable. The Managing Member shall provide thirty (30) days advance written notice to all Members of any transaction for the purpose of admitting one or more New Members. A new Member shall be admitted by the issuance by the Company of a Membership interest that is subject to the terms and conditions of this Amended Agreement. Any newly admitted member, prior to admission, shall consent in writing and agree to the terms of this Amended Agreement.

ARTICLE 13. DISSOLUTION AND TERMINATION

13.1 Dissolution. The Company shall be dissolved and its affairs wound up, upon the majority vote of all of its Members.

13.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the certificate of dissolution has been issued by the Secretary of State.

13.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

(a) To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company liabilities, and

(b) To Members in accordance with positive capital account balances taking into account all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs. Liquidation proceeds shall be paid within one hundred twenty (120) days of the end of the Company’s taxable year or, if later, within one hundred twenty (120) days after the date of liquidation. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Members.

13.4 Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the limited liability company have been distributed to the members. Upon the completion of winding up of the Company, a certificate of dissolution shall be delivered to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

13.5 Return of Contribution Non-recourse to Other Members. Except as provided by law or as expressly provided in this Amended Agreement upon dissolution, each Member shall look solely to the assets of the Company for the return of his or its capital contribution. If the distribution provided in this Section is insufficient to return the capital contribution of one or more Members, such Member or Members shall have no recourse against the Company or any other Member.

ARTICLE 14. DISPUTE RESOLUTION

14.1 By the Parties. In the event of any conflict or dispute between or among the Members or/or the Managing Member herein, which dispute is not resolved within one hundred twenty (120) days, then each Member agrees to submit the dispute to the highest ranking executive officer of the Member.

14.2 Arbitration If any dispute is not resolved between or among the Members (including the Managing Member) indicated in 14.1 above within one hundred twenty (120) days from the date on which the executive officers began to attempt to resolve such dispute, then the dispute shall be determined by arbitration pursuant to the rules, then in effect, of the American Arbitration Association upon the initiation of either Party, and shall be settled and finally determined by an arbitrator mutually acceptable to both Parties. If the Parties are unable to agree upon a single arbitrator, each Party, at its own cost and upon notice to the other Party, shall appoint one arbitrator. If a Party does not appoint an arbitrator within ten (10) Business Days after the other Party has given notice of the name of its appointed arbitrator, the single arbitrator first appointed shall be the sole arbitrator, and that arbitrator’s decision shall be binding upon both Parties. If two arbitrators are appointed, they shall appoint a third arbitrator, and the three shall resolve the question. The appointment of the third arbitrator shall be made within ten (10) Business Days following the appointment of the first two arbitrators. If the two arbitrators first appointed cannot agree upon a third, that third arbitrator shall be chosen by the Chief Judge or highest ranking judge of the Superior Court for the judicial district or circuit comprising or including Wilmington, Delaware. The written decision of any two of the arbitrators so appointed shall be binding and conclusive on the Parties hereto and enforceable in any court of competent jurisdiction. Each of the Parties shall bear one-half of the cost of appointing the third arbitrator, and of paying the third arbitrator’s fee. Such arbitration shall be conducted in Wilmington, Delaware.

ARTICLE 15. MISCELLANEOUS PROVISIONS

15.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Amended Agreement shall be deemed to have been sufficiently given or served if sent by telecopy or facsimile transmission, delivered by messenger or overnight courier, or mailed, certified first class mail, postage prepaid, return receipt requested, and addressed or sent to the Member’s and/or Company’s address, as set forth on Exhibit 15.1. Such notice shall be effective, (a) if delivered by messenger or by overnight courier, upon actual receipt (or if the date of actual receipt is not a business day, upon the next business day); (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt (or if the date of such confirmation of receipt is not a business day, upon the next business day); or (c) if mailed, upon the earlier of three (3) business days after deposit in the mail and the delivery as shown by return receipt therefor. Any Member or the Company may change its address by giving notice in writing to the Company and the other Members of its new address.

15.2 Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Managing Member, in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. Such books and records shall be maintained as provided in Section 6.3. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours.

15.3 Application of State Law. This Amended Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State, and specifically the Act.

15.4 Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the Company Property.

15.5 Amendments. This Amended Agreement may not be amended except by the unanimous vote of the Members.

15.6 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

15.7 Construction. Whenever the singular number is used in this Amended Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

15.8 Effect of Inconsistencies with the Act. It is the express intention of the Members and the Company that this Amended Agreement shall be the sole source of agreement among them, and, except to the extent that a provision of this Amended Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Amended Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. In the event that the Act is subsequently amended or interpreted in such a way to make valid any provision of this Amended Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members and the Company hereby agree that the duties and obligations imposed on the Members as such shall be those set forth in this Amended Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary. Further, the Members shall not be liable for any failure of the Company to observe Limited Liability Company formalities under applicable law.

15.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Amended Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15.10 Rights and Remedies Cumulative. The rights and remedies provided by this Amended Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

15.11 Severability. If any provision of this Amended Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Amended Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. Without limiting the generality of the foregoing sentence, to the extent that any provision of this Amended Agreement is prohibited or ineffective under the Act or common law, this Amended Agreement shall be considered amended to the smallest degree possible in order to make the Amended Agreement effective under the Act or common law.

15.12 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Amended Agreement, their respective heirs, legal representatives, successors and assigns.

15.13 Creditors. None of the provisions of this Amended Agreement shall be for the benefit of or enforceable by any creditors of the Company.

15.14 Counterparts. This Amended Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.15 Representations and Warranties.

(a) In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 15.15(b) hereof, and such warranties and representations shall survive the execution of this Amended Agreement.

(b) Representations and Warranties. Each Member hereby represents and warrants that:

(1) Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed,

validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member has the corporate power and authority to execute and deliver this Amended Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Amended Agreement has been duly authorized by all necessary corporate action. This Amended Agreement constitutes the legal, valid, and binding obligation of such Member.

(2) No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Amended Agreement nor the consummation by such Member of the transactions contemplated hereby (1) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (2) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member, or any of its Affiliates is or may be bound or to which any of its material properties or assets is subject, (3) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound, or (4) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member or any of its Affiliates.

(3) Government Authorizations. Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any government or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Member under this Amended Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the effective date of this Amended Agreement.

(7) Confidentiality. Except as contemplated hereby or required by a court of competent authority, each Member shall keep confidential and shall not disclose to others and shall use its reasonable efforts to prevent its Affiliates and any of its, or its Affiliates’, present or former employees, agents, and representatives from disclosing to others without the prior written consent of the Members any information which (1) pertains to this Amended Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby, or the business of the Company, or (2) pertains to confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary; provided that any Member may disclose to its Affiliates’ employees, agents, and representatives any information made available to such Member. No Member shall use, and each Member shall use its best efforts to prevent any Affiliate of such Member from using, any information which (1) pertains to this Amended Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the business of the Company, or (2) pertains to the confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary, except in connection with the transactions contemplated hereby.

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CERTIFICATE

The undersigned hereby agree, acknowledge and certify that the foregoing Amended Agreement, including the attached Exhibits, constitutes the Amended Agreement of Armstrong-Americas-I, LLC adopted by the Members as of March 15, 2004.

ARMSTRONG-AMERICAS-1, LLC
By	Its MEMBERS:

AMERICAS POWER PARTNERS, INC.

By:	/s/ Mark Margason
Mark Margason, C.E.O.

ARMSTRONG SERVICE, INC.

By:	/s/ Douglas V. Bloss
Douglas V. Bloss, President

ARMSTRONG-AMERICAS-I, L. L. C.
By	Its Managing Member

For Americas Power Partners, Inc.

CERTIFICATE OF FORMATION

EXHIBIT 2.2

LICENSE AGREEMENT(S)

[To be supplied]

EXHIBIT 4.1

INITIAL MEMBERS

Armstrong Service, Inc.

8545 Commodity Circle, Orlando, FL 32918

Americas Power Partners, Inc.

710 North York Road, Hinsdale, IL, 60521

EXHIBIT 8.1

INITIAL CAPITAL CONTRIBUTIONS

Name and Address of Initial Member	Initial Capital Contribution	Membership Units
Armstrong Service, Inc. 8545 Commodity Circle, Orlando, FL 32918	$387,746.00	50

Americas Power Partners, Inc. 710 North York Road, Hinsdale, IL, 60521	$387,746.00	50

		Total 100 units at $7,754.92 per unit

EXHIBIT 9.2

ALLOCATION OF NET PROFITS AND NET LOSSES FROM OPERATIONS

The Net Profits and Net Losses of the Company shall be allocated to the Members on an annual basis in accordance with the initial and any additional capital contributions of the Members.

EXHIBIT 15.1

NAME, ADDRESS AND FACSIMILE NUMBER OF MEMBERS

Name/Address	Facsimile Number
Armstrong Service, Inc. 8545 Commodity Circle, Orlando, FL 32918 ATTENTION: J. Thomas Morris General Counsel	407-370-3399

Americas Power Partners, Inc. 710 North York Road, Hinsdale, IL, 60521 ATTENTION: Mark Margason C.E.O.	630-325-8167